Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN QUARTERLY
AND NINE MONTH EARNINGS

Aiken, South Carolina (October 24, 2016) - Security Federal Corporation ("Company") (OTCBB:SFDL), the holding company for Security Federal Bank ("Bank"), today announced results for the quarter and nine month periods ended September 30, 2016. Net income available to common shareholders increased $35,000 or 2.1% to $1.7 million or $0.57 per common share (basic) for the quarter ended September 30, 2016, compared to $1.6 million or $0.56 per common share (basic) for the same period in 2015. The increase in earnings was the result of increases in net interest income and non-interest income offset by an increase in non-interest expense.

The Company's net interest spread increased 20 basis points to 3.39% for the quarter ended September 30, 2016 compared to 3.19% for the same quarter in 2015. The improvement in net interest spread was the result of an increase in interest income from loans and lower cost of funds. Interest income from loans increased $391,000 or 8.6% to $4.9 million for the quarter ended September 30, 2016 compared to $4.5 million for the same quarter in 2015. The average loan balance increased $28.7 million or 9.0% to $347.7 million for the quarter ended September 30, 2016 from $319.0 million for the quarter ended September 30, 2015. Total interest expense decreased $195,000 or 19.5% to $805,000 for the quarter ended September 30, 2016 compared to $1.0 million for the same quarter in 2015. Consistent with the increase in interest spread, net interest income increased $440,000 or 7.4% to $6.3 million for the quarter ended September 30, 2016, compared to $5.9 million for the quarter ended September 30, 2015.

There was no provision for loan losses recorded by the Company during the quarter ended September 30, 2016 compared to a negative provision for loan losses of $200,000 for the same quarter in 2015. The Company had net charge-offs of $284,000 for the quarter ended September 30, 2016 compared to net recoveries of $339,000 for the comparable quarter in 2015. Non-performing assets decreased $2.3 million or 20.2% to $9.1 million at September 30, 2016 from $11.4 million at December 31, 2015. The allowance as a percentage of gross loans was 2.28% at September 30, 2016 compared to 2.46% at December 31, 2015.

Non-interest income increased $413,000 or 30.2% to $1.8 million for the quarter ended September 30, 2016 from $1.4 million for the same period in 2015. The increase was primarily the result of a $353,000 increase in net gain on sale of investment securities and a $66,000 increase in gain on sale of loans.

Non-interest expense increased $564,000 or 11.0% to $5.7 million for the quarter ended September 30, 2016 compared to $5.1 million for the same period in 2015. The increase was primarily due to increases in salaries and employee benefits expense and depreciation expense related to the most recent branch opened in Ballentine in December 2015. Prepayment penalties on Federal Home Loan Bank ("FHLB") advances also contributed to the increase in non-interest expense. The Bank prepaid $5.0 million in FHLB advances and incurred $261,000 in prepayment penalties during the three months ended September 30, 2016 compared to no prepayment penalties during the same period in 2015.

For the nine months ended September 30, 2016, net income available to common shareholders increased $291,000 or 6.6% to $4.7 million or $1.61 per common share (basic), compared to $4.4 million or $1.51 per common share (basic) for the same period in 2015. The increase in earnings was primarily the result of an increase in net interest income offset by a decrease in non-interest income and an increase in non-interest expense.

The Company's net interest spread increased 24 basis points to 3.35% for the nine months ended September 30, 2016 compared to 3.11% for the same period in 2015. The improvement in net interest spread was achieved through lower cost of funds as total interest expense decreased $650,000 or 20.0% to $2.6 million for the nine months ended September 30, 2016 compared to $3.2 million for the nine months ended September 30, 2015. Consistent with the increase in net interest spread, net interest income increased $1.0 million or 5.9% to $18.7 million for the nine months ended September 30, 2016, compared to $17.7 million for the same period in 2015.
Non-interest income decreased $334,000 or 6.2% to $5.1 million for the nine months ended September 30, 2016 from $5.4 million for the same period in 2015. The decrease was primarily the result of a $904,000 decrease in net gain on sale of investment securities, partially offset by a $131,000 increase in gain on sale of loans and a $168,000 increase in grant income. In 2016, the Bank received a $265,000 grant from the Bank Enterprise Award Program in recognition of its investment in certain distressed communities.

Non-interest expense increased $203,000 or 1.2% to $16.9 million for the nine months ended September 30, 2016 compared to $16.7 million for the same period in 2015. The increase was primarily due to increases in salaries and employee benefits expense and depreciation expense. The increase was offset by a $648,000 net gain on the operation of other real estate owned ("OREO") during the nine months ended September 30, 2016. The majority of the net gain was related to the sale of one OREO property in February 2016, which resulted in a $739,000 gain that was recorded as an offset to the cost of operating OREO properties during the nine month period.

Total assets increased $24.2 million or 3.0% to $823.9 million at September 30, 2016 from $799.7 million at December 31, 2015. Net loans receivable increased $21.2 million or 6.4% to $351.8 million at September 30, 2016 from $330.6 million at December 31, 2015. Investment and mortgage-backed securities increased $3.1 million or 0.8% to $408.5 million at September 30, 2016 from $405.4 million at December 31, 2015. Total deposits decreased $1.8 million or 0.3% to $650.3 million at September 30, 2016 compared to $652.1 million at December 31, 2015. FHLB advances, other borrowings, convertible senior debentures and subordinated debentures increased $17.5 million or 33.6% to $69.8 million at September 30, 2016 from $52.3 million at December 31, 2015.

Security Federal Bank has 14 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Wagener and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank's wholly owned subsidiary, Security Federal Insurance, Inc.

The Bank held a groundbreaking ceremony on March 31, 2016 for its newest branch in Evans, Georgia. This new location, scheduled for opening in early 2017, will be a full-service branch offering depository banking as well as commercial, personal and mortgage lending.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative and regulatory changes; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

INCOME STATEMENT HIGHLIGHTS

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Total interest income	$7,153	$6,908	$21,311	$20,923

Total interest expense	805	1,000	2,592	3,242

Net interest income	6,348	5,908	18,719	17,681

Provision for loan losses	0	(200)	0	(100)

Net interest income after provision for loan losses	6,348	6,108	18,719	17,781

Non-interest income	1,781	1,368	5,073	5,407

Non-interest expense	5,694	5,130	16,923	16,720

Income before income taxes	2,435	2,346	6,869	6,468

Provision for income taxes	655	601	1,806	1,696

Net income	$1,780	$1,745	$5,063	$4,772

Preferred stock dividends	110	110	330	330

Net income available to common shareholders	$1,670	$1,635	$4,733	$4,442

Earnings per common share (basic)	$0.57	$0.56	$1.61	$1.51

Earnings per common share (diluted)	$0.54	$0.53	$1.53	$1.44

	BALANCE SHEET HIGHLIGHTS

	September 30, 2016	December 31, 2015	% Change

Total assets	$823,925	$799,728	3.0%

Cash and cash equivalents	11,352	8,382	35.4%

Total loans receivable, net	351,819	330,573	6.4%

Investment & mortgage-backed securities	408,454	405,387	0.8%

Deposits	650,298	652,097	-0.3%

Borrowings	69,837	52,291	33.6%

Shareholders' equity	97,473	90,967	7.2%

Book value per share	$25.62	$23.41	9.4%

Non performing assets	9,090	11,395	-20.2%

Non performing assets to total assets	1.10%	1.42%	-22.6%

Allowance as a percentage of gross loans,
held for investment	2.28%	2.46%	-7.3%